Exhibit 99.1

NEWS RELEASE
RLI Corp.
9025 N. Lindbergh Drive | Peoria, IL 61615-1431
P: 309-692-1000 | F: 309-692-1068 | www.rlicorp.com

FOR IMMEDIATE RELEASE	CONTACT: John Robison
(309) 693-5846
John.Robison@rlicorp.com
www.rlicorp.com

RLI Completes Purchase of Contractors Bonding and Insurance Company

PEORIA, ILLINOIS, April 28, 2011, RLI Corp. (NYSE:RLI) — RLI Corp. announced that it has closed the previously announced purchase of Contractors Bonding and Insurance Company (CBIC). RLI purchased CBIC for approximately $136 million in cash.

“We are excited about the opportunities this acquisition creates, as it will allow us to offer enhanced products and solutions to both CBIC and RLI customers in more locations across the country,” said Jonathan E. Michael, President & CEO of RLI Corp. “CBIC brings a talented team of underwriters with deep industry expertise and an excellent underwriting track record to RLI. We welcome their employees and look forward to working together to create more value for our customers.”

CBIC is a privately held, Seattle-based insurance company specializing in surety bonds and related niche property and casualty insurance products.  The company serves over 30,000 contractors and over 4,000 insurance agents and brokers nationwide.  CBIC operates 13 regional branch offices and is considered a leading writer of contractor license bonds in the Northwest. They have achieved an underwriting profit in 14 of the last 15 years.

RLI, a specialty insurance company, offers a diversified portfolio of property and casualty coverages and surety bonds serving niche or underserved markets. RLI operates in all 50 states from office locations across the country. RLI’s insurance subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company — are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s. RLI’s new subsidiary, Contractors Bonding and Insurance Company, is rated A “Excellent” by A.M. Best Company. RLI is recognized as one of the insurance industry’s top performing companies by its designation as a Ward’s 50® Top P&C Performer and has been a member of the group for 20 straight years since the list’s inception in 1991.

For additional information, contact John Robison, Treasurer and Chief Investment Officer, at (309) 693-5846 or at john.robison@rlicorp.com or visit our website at www.rlicorp.com.

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